Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:

Varvara Alva	Steve Nolan
312-517-6460	312-517-6074
ir@gogoair.com	pr@gogoair.com

Gogo Announces First Quarter 2016 Financial Results

Record quarterly revenue up 23 percent to $142 million

Chicago, Ill., May 6, 2016 – Gogo Inc. (Nasdaq: GOGO), the global leader in providing broadband connectivity solutions and wireless entertainment to the aviation industry, today announced its financial results for the quarter ended March 31, 2016.

First Quarter 2016 Consolidated Financial Results

•	Revenue increased to $141.7 million, up 23% from $115.5 million in Q1 2015. Service revenue increased to $118.7 million, up 24% from $95.4 million in Q1 2015.

•	Combined segment profit of CA-NA and BA increased to $34.0 million, up 29% from $26.4 million in Q1 2015.

•	Adjusted EBITDA increased to $14.5 million, up 76% or $6.3 million from $8.2 million in Q1 2015.

•	Cash CAPEX of $24.2 million was down from $32.0 million in Q1 2015, primarily due to the timing of airborne equipment purchases.

•	As of March 31, 2016, we had cash and cash equivalents of $312.7 million.

“We are thrilled to announce 2Ku awards by Delta Air Lines and International Airlines Group, including British Airways, Iberia, and Aer Lingus, bringing our total 2Ku awards to over 1,000,” said Gogo’s President and CEO Michael Small. “We also are excited by the commercial launch of 2Ku on AeroMexico. Based on airline demand, we are accelerating 2Ku deployment and expect to exceed our 2016 target of 75 installs.”

First Quarter 2016 Business Segment Financial Results

Commercial Aviation - North America (CA-NA)

•	Total revenue increased to $87.0 million, up 20% from $72.5 million in Q1 2015.

•	Aircraft online increased by 113 to reach 2,500, and approximately 230 aircraft were awarded but not yet installed as of March 31, 2016.

•	Average monthly service revenue per aircraft equivalent, or ARPA, of $11,137 was down slightly from $11,163 in Q1 2015, driven primarily by an increase in the number of regional jets online and a Gogo Vision airline launch promotion that occurred in Q1 2015. However, Q1 2016 ARPA increased an estimated 15% year-over-year excluding the impact of the Gogo Vision airline launch promotion and aircraft we have added since the beginning of 2015, which primarily includes regional jets and aircraft with new airline partners.

•	Segment profit increased to $13.8 million, up 44% from $9.6 million in Q1 2015. Segment profit as a percentage of segment revenue was 16% in Q1 2016, up from 13% in Q1 2015.

Business Aviation (BA)

•	Service revenue increased to $30.7 million, up 41% from $21.8 million in Q1 2015, driven primarily by a 23% increase in ATG systems online and a 15% increase in average monthly service revenue per ATG unit online.

•	Equipment revenue decreased to $19.4 million, down slightly from $19.7 million in Q1 2015.

•	Total segment revenue increased to $50.1 million, up 21% from $41.6 million in Q1 2015.

•	Segment profit increased to $20.2 million, up 20% from $16.8 million in Q1 2015. Segment profit as a percentage of segment revenue was 40% in Q1 2016, largely unchanged from Q1 2015.

Commercial Aviation - Rest of World (CA-ROW)

•	Total revenue increased to $4.6 million, up 227% from $1.4 million in Q1 2015 driven primarily by increases in aircraft online and higher average revenue per aircraft.

•	Gogo had 237 aircraft online flying on its global Ku satellite network as of March 31, 2016, up 35 aircraft from December 31, 2015. Gogo’s awarded but not yet installed aircraft increased to over 600, including recent international aircraft awards.

•	Segment loss increased to $19.7 million, up 8% from $18.3 million in Q1 2015, primarily due to higher engineering, design and development expenses related to the roll out of our next generation 2Ku technology.

Recent Developments

•	Gogo awarded but not yet installed 2Ku aircraft increased to more than 1,000 aircraft including recent awards.

•	Delta Air Lines increased its total commitment to install 2Ku to more than 600 aircraft.

•	Gogo was selected by International Airlines Group to bring its 2Ku technology to over 130 aircraft operated by British Airways, Iberia and Aer Lingus. The first British Airways aircraft is expected to be in service in early 2017.

•	Air Canada selected Gogo’s 2Ku in-flight connectivity and entertainment services for its entire wide-body international fleet, including Boeing 787 and 777 aircraft.

•	Gogo was selected by Shareco Technologies of China to provide Gogo’s 2Ku in-flight connectivity and entertainment solution for installation on approximately 50 aircraft in China operated by Shareco’s partners, including Hainan Airlines and Beijing Capital Airlines.

•	Gogo launched 2Ku service on five AeroMexico aircraft.

•	Gogo partnered with Airbus Corporate Jet Centre to install 2Ku technology on A350 aircraft on a retrofit basis, allowing airlines to receive new aircraft from Airbus with connectivity equipment already installed.

•	Gogo signed multi-Ghz capacity deals with SES and Intelsat for capacity on their high-throughput satellites that together with the proposed OneWeb network of satellites, will enable high performance service on polar flights.

•	Gogo announced its new satellite modem capable of delivering network speeds of up to 400 Mbps which is expected to be commercially available in 2017.

•	Gogo’s Business Aviation division successfully completed the initial phase of flight testing for Gogo Biz 4G service, its next generation connectivity offering for the business aviation market, which is scheduled for first customer shipment in early 2017.

“Our strong financial and operating performance coupled with aircraft awards on three continents give us great momentum to continue to drive growth in revenue and profitability,” said Gogo’s Executive Vice President and CFO, Norman Smagley.

Business Outlook

For the full year ending December 31, 2016, our guidance remains unchanged. We expect:

•	In-flight connectivity installations:

•	CA-NA net installations of more than 200 aircraft including more than 400 ATG-4 installations and upgrades

•	CA-ROW net installations of approximately 75 aircraft in 2016 and more than 200 in 2017

•	2Ku installations of more than 75 in 2016 and more than 300 aircraft in 2017

•	Total revenue of $575 million to $595 million

•	CA-NA revenue of $350 million to $365 million

•	BA revenue of $190 million to $205 million

•	CA-ROW revenue of $25 million to $30 million

•	Adjusted EBITDA of $55 million to $65 million

•	Cash CAPEX of $110 million to $135 million

Conference Call

The first quarter conference call will be held on May 6th, 2016 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 97205752.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss Per Share and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements for use in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline satisfaction with our equipment or our service; any inability to timely and efficiently roll out our 2Ku service or other components of our technology roadmap for any reason, including regulatory delays or failures, or delays on the part of any of our suppliers, some of whom are single source, or the failure by our airline partners to roll out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision, Gogo Text & Talk and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of past or future airline mergers, including the merger of American Airlines and U.S. Airways; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a future act or threat of terrorism, cyber-security attack or other events that could result in a prohibition or restriction of the use of Wi-Fi enabled devices on aircraft; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

With more than two decades of experience, Gogo is the leader in in-flight connectivity and wireless entertainment services for commercial and business aircraft around the world. Gogo connects aircraft, providing its aviation partners with the world’s most powerful network and platform to help optimize their operations. Gogo’s superior technologies, best-in-class service, and global reach help planes fly smarter, our aviation partners perform better, and their passengers travel happier.

Today, Gogo has partnerships with 17 commercial airlines and is now installed on more than 2,700 commercial aircraft. More than 7,000 business aircraft are also flying with its solutions, including the world’s largest fractional ownership fleets. Gogo also is a factory option at every major business aircraft manufacturer. Gogo has more than 1,000 employees and is headquartered in Chicago, IL, with additional facilities in Broomfield, CO, and various locations overseas. Connect with us at www.gogoair.com and business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2016	2015
Revenue:
Service revenue	$118,720	$95,406
Equipment revenue	23,026	20,105

Total revenue	141,746	115,511

Operating expenses:
Cost of service revenue (exclusive of items shown below)	54,854	46,332
Cost of equipment revenue (exclusive of items shown below)	13,748	9,526
Engineering, design and development	21,648	18,616
Sales and marketing	14,742	11,814
General and administrative(1)	20,989	20,236
Depreciation and amortization	24,357	18,777

Total operating expenses	150,338	125,301

Operating loss	(8,592)	(9,790)

Other (income) expense:
Interest income	(46)	(5)
Interest expense	16,296	10,095
Adjustment of deferred financing costs	(869)	—
Other expense	(174)	(82)

Total other expense	15,207	10,008

Loss before income taxes	(23,799)	(19,798)
Income tax provision	307	294

Net loss	$(24,106)	$(20,092)

Net loss attributable to common stock per share—basic and diluted	$(0.31)	$(0.24)

Weighted average number of shares—basic and diluted	78,738	83,126

(1)	Note: Previously reported operating expenses for the quarter ended March 31, 2015 have been revised to reflect the classification of incentive compensation expense and stock-based compensation expense in the same operating expense line items as the related base cash compensation. There was no change in total operating expenses, net loss or net loss per share, or to the consolidated balance sheets or statements of comprehensive loss, cash flows or stockholders’ equity (deficit). See Note 1, “Basis of Presentation” in our Quarterly Report on Form 10-Q for the period ended March 31, 2016 for additional information on these revisions.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$312,671	$366,833
Accounts receivable, net of allowances of $623 and $417, respectively	70,873	69,317
Inventories	21,970	20,937
Prepaid expenses and other current assets	20,773	10,920

Total current assets	426,287	468,007

Non-current assets:
Property and equipment, net	449,791	434,490
Intangible assets, net	80,787	78,823
Goodwill	620	620
Long-term restricted cash	7,535	7,535
Other non-current assets	21,002	14,878

Total non-current assets	559,735	536,346

Total assets	$986,022	$1,004,353

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$26,108	$28,189
Accrued liabilities	81,567	88,690
Accrued airline revenue share	13,894	13,708
Deferred revenue	24,913	24,055
Deferred airborne lease incentives	23,914	21,659
Current portion of long-term debt and capital leases	9,101	21,277

Total current liabilities	179,497	197,578

Non-current liabilities:
Long-term debt	546,274	542,573
Deferred airborne lease incentives	131,908	121,732
Deferred tax liabilities	7,635	7,425
Other non-current liabilities	73,713	68,850

Total non-current liabilities	759,530	740,580

Total liabilities	939,027	938,158

Stockholders’ equity
Common stock	9	9
Additional paid-in-capital	865,737	861,243
Accumulated other comprehensive loss	(1,776)	(2,188)
Accumulated deficit	(816,975)	(792,869)

Total stockholders’ equity	46,995	66,195

Total liabilities and stockholders’ equity	$986,022	$1,004,353

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2016	2015
Operating activities:
Net loss	$(24,106)	$(20,092)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	24,357	18,777
Loss on asset disposals/abandonments	277	760
Deferred income taxes	210	207
Stock-based compensation expense	4,198	3,085
Amortization of deferred financing costs	1,168	784
Accretion of debt discount	4,196	972
Changes in operating assets and liabilities:
Accounts receivable	(1,491)	6,002
Inventories	(1,033)	(2,211)
Prepaid expenses and other current assets	(9,826)	585
Accounts payable	(18)	(10,176)
Accrued liabilities	(6,333)	728
Deferred airborne lease incentives	7,606	8,670
Deferred revenue	5,222	10,216
Deferred rent	517	14,800
Accrued airline revenue share	181	(44)
Accrued interest	(3,397)	562
Other non-current assets and liabilities	(4,136)	(19)

Net cash provided by (used in) operating activities	(2,408)	33,606

Investing activities:
Proceeds from the sale of property and equipment	1	—
Purchases of property and equipment	(31,015)	(52,610)
Acquisition of intangible assets—capitalized software	(6,411)	(4,253)
Decrease (increase) in restricted cash	(14)	19

Net cash used in investing activities	(37,439)	(56,844)

Financing activities:
Payment of debt, including capital leases	(14,431)	(3,133)
Proceeds from the issuance of convertible notes	—	361,940
Forward transactions	—	(140,000)
Payment of issuance costs	—	(9,492)
Stock option exercises	296	2,554

Net cash provided by (used in) financing activities	(14,135)	211,869

Effect of exchange rate changes on cash	(180)	189

Increase (decrease) in cash and cash equivalents	(54,162)	188,820
Cash and cash equivalents at beginning of period	366,833	211,236

Cash and cash equivalents at end of period	$312,671	$400,056

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months
	Ended March 31,
	2016	2015
Aircraft online (at period end)	2,500	2,200
Aircraft equivalents (average during the period)	2,512	2,155
Average monthly service revenue per aircraft equivalent (ARPA)	$11,137	$11,163
Gross passenger opportunity (GPO) (in thousands)	90,003	74,384
Total average revenue per session (ARPS)	$13.05	$11.73
Connectivity take rate	6.5%	7.2%

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under contract are assigned to CA-ROW.

•	Aircraft equivalents. We define aircraft equivalents for a segment as the total number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in such period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•	Average monthly service revenue per aircraft equivalent (“ARPA”). We define ARPA for a segment as the aggregate service revenue plus monthly service fees included as a reduction to cost of service revenue for that segment for the period divided by the number of months in the period, divided by the number of aircraft equivalents (as defined above) for that segment during the period. Prior to the three month period ended March 31, 2016, aircraft online were used as the denominator to calculate ARPA. Beginning with the three month period ended March 31, 2016, ARPA is calculated by using aircraft equivalents as the denominator. We believe the revised ARPA methodology more accurately reflects ARPA by segment because it better reflects the number of aircraft that actually generated the revenue while flying within the scope of each segment during a specific period. ARPA for the CA-NA segment for the three month period ended March 31, 2015, which was $11,194 when originally reported, has been revised to $11,163 to reflect the change in methodology.

•	Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. When available directly from our airline partners, we aggregate actual passenger counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number of seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights is derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds and supplementary third-party data sources. These aircraft-level estimates are then aggregated with actual airline-provided passenger counts to obtain total GPO.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Passenger Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Passenger Connectivity, is defined as the use by a unique passenger of Passenger Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives for unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was not material.

Business Aviation

	For the Three Months
	Ended March 31,
	2016	2015
Aircraft online (at period end)
Satellite	5,494	5,402
ATG	3,681	2,983
Average monthly service revenue per aircraft online
Satellite	$214	$169
ATG	2,497	2,169
Units Shipped
Satellite	133	143
ATG	207	234
Average equipment revenue per unit shipped (in thousands)
Satellite	$43	$39
ATG	57	55

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units shipped during the period.

•	Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•	Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended
	March 31, 2016
	CA-NA	CA-ROW	BA	Total
Service revenue	$83,409	$4,602	$30,709	$118,720
Equipment revenue	3,638	3	19,385	23,026

Total revenue	$87,047	$4,605	$50,094	$141,746

Segment profit (loss)	$13,816	$(19,720)	$20,223	$14,319

	For the Three Months Ended
	March 31, 2015
	CA-NA	CA-ROW	BA	Total
Service revenue	$72,178	$1,410	$21,818	$95,406
Equipment revenue	356	—	19,749	20,105

Total revenue	$72,534	$1,410	$41,567	$115,511

Segment profit (loss)	$9,616	$(18,276)	$16,806	$8,146

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended March 31,
	2016	2015
CA-NA	$36,574	$32,166
BA	8,419	5,827
CA-ROW	9,861	8,339

Total	$54,854	$46,332

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended March 31,
	2016	2015
CA-NA	$3,947	$151
BA	9,801	9,375
CA-ROW	—	—

Total	$13,748	$9,526

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months
	Ended March 31,
	2016	2015
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(24,106)	$(20,092)
Interest expense	16,296	10,095
Interest income	(46)	(5)
Income tax provision	307	294
Depreciation and amortization	24,357	18,777

EBITDA	16,808	9,069
Stock-based compensation expense	4,198	3,085
Amortization of deferred airborne lease incentives	(5,644)	(3,926)
Adjustment to deferred financing costs	(869)	—

Adjusted EBITDA	$14,493	$8,228

Adjusted Net Loss Per Share:
Net loss (GAAP)	$(24,106)	$(20,092)

Basic and diluted weighted average shares outstanding (GAAP)	78,738	83,126
Adjustment of shares to our current capital structure	—	(4,388)

Adjusted shares outstanding	78,738	78,738

Adjusted Net Loss Per Share – basic and diluted	$(0.31)	$(0.26)

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(37,426)	$(56,863)
Change in deferred airborne lease incentives (2)	7,661	8,721
Amortization of deferred airborne lease incentives (2)	5,586	3,875
Landlord incentives	—	12,236

Cash CAPEX	$(24,179)	$(32,031)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three month periods ended March 31, 2016 and 2015 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives and (iii) adjustment to deferred financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options are determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 14, “Business Segments and Major Customers” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” in our 2015 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude the adjustment to deferred financing costs from Adjusted EBITDA because of the non-recurring nature of this charge.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of March 31, 2016 under our current capital structure, after giving effect to the shares of our common stock effectively repurchased as part of the Forward Transactions entered into in connection with the issuance of the Convertible Notes. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding after giving effect to the Forward Transactions.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.